NEWS
For Immediate Release                           From: MasTec, Inc.
March 19, 1998                                  3155 N.W. 77th Avenue, Suite 135
                                                Miami, Florida 33122-1205
                                                Tel :    (305) 599-1800
                                                Fax :    (305) 406-1908
                                                For more information contact:
                                                Investor Relations Department
                                                invrels@mastec.com


     MASTEC, INC. ANNOUNCES JOINT VENTURE TO DEVELOP PCS LICENSE IN PARAGUAY

MIAMI, FL - MasTec, Inc. (NYSE: MTZ) announced today that it has been successful in obtaining a license in Paraguay to construct and operate a personal communication system (PCS) with national coverage. In addition, the company announced that it has reached agreement with Inepar, S/A Industria e Construcoes (Sao Paulo Stock Exchange: IN), (Inepar), its partner in Brazil, and with Iecsa S.A., a subsidiary of SOCMA-Sociedad Macri (the Macri Group), its partner in Argentina and Chile, to share in development of the system. The Company will operate under the name Comunicaciones Personales, S.A. (Copesa). The agreement provides that the network construction for the PCS system will be performed by MasTec Inepar S/A - Sistemas De Telecomunicacoes (MasTec-Inepar), a Brazilian telecommunications infrastructure construction company owned 51% by MasTec and 49% by Inepar.

Jorge Mas, Chairman and Chief Executive Officer, said: "The opportunities to create shareholder value through relatively minor investments in selected markets continue to present themselves to us. Current telephony penetration in Paraguay is estimated to be a mere 3 lines per 100 inhabitants, the lowest in South America. A substantial backlog in demand for service bodes well for our investment and we look forward to working with Inepar and the Macri Group to capture a significant piece of the market as rapidly as possible."

Opening the Lines of Communication(R) worldwide, MasTec is one of the world's leading telecommunications and related infrastructure service providers, serving clients throughout the United States, Latin America and Spain. For more information, please visit our web site at www.mastec.com.

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